Exhibit 3.3

CERTIFICATE OF MERGER

OF

WINDY CITY ACQUISITION CORP.
(a Delaware corporation)

WITH AND INTO

NUVEEN INVESTMENTS, INC.
(a Delaware corporation)

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In accordance with the provisions of Section 251 of the
General Corporation Law of the State of Delaware
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Nuveen Investments, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), desiring to merge Windy City Acquisition Corp., a Delaware corporation, with and into the Corporation, pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

FIRST:                   The name and state of incorporation of each constituent corporation of the merger (the “Merger”) are as follows: (i) Nuveen Investments, Inc., a Delaware corporation and (ii) Windy City Acquisition Corp., a Delaware corporation (“MergerSub”).

SECOND:              The Agreement and Plan of Merger (the “Merger Agreement”), dated June 19, 2007, by and among the Corporation, Windy City Investments, Inc., a Delaware corporation, and MergerSub has been approved, adopted, certified, executed and acknowledged by each constituent corporation, in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

THIRD:                  The name of the surviving corporation of the Merger is Nuveen Investments, Inc. (the “Surviving Corporation”).

FOURTH:              The Restated Certificate of Incorporation of the Corporation in effect immediately prior to the Merger shall be amended so as to read in its entirety as set forth on Exhibit A hereto and, as so amended, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation.

FIFTH:                   An executed copy of the Merger Agreement is on file at an office of the Surviving Corporation, 333 West Wacker Drive, Chicago, Illinois, 60606, Attention: Chief Executive Officer.

SIXTH:                  A copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of any constituent corporation.

SEVENTH:            The Merger shall be effective upon filing of this Certificate of Merger.

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2

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed this 13th day of November, 2007.

Nuveen Investments, Inc.,
a Delaware corporation

By:	/s/ John L. MacCarthy
Name:	John L. MacCarthy
Title:	General Counsel and Secretary

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
NUVEEN INVESTMENTS, INC.

ARTICLE ONE

The name of the corporation is Nuveen Investments, Inc.

ARTICLE TWO

The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is 1,000 shares of common stock, with a par value of $0.01 per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide.  The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.  Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, (i) a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director and (ii) the corporation shall indemnify its officers and directors.  Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE NINE

The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The business and affairs of the corporation shall be managed by or under the direction of the board of directors.  The number of directors of the corporation shall be as from time to time fixed by, or in the manner provided in, the by-laws of the corporation.

ARTICLE ELEVEN

Subject to receipt of any necessary stockholder approvals as required by the laws of the State of Delaware, the corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.